UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 6, 2005

MSC.SOFTWARE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-8722	95-2239450
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 MacArthur Place Santa Ana, California		92707
(Address of Principal Executive Offices)		(Zip Code)

(714) 540-8900

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On July 6, 2005, MSC.Software Corporation (the “Company”) entered into a Severance Compensation Agreement with John J. Laskey, the Company’s Senior Vice President and Chief Financial Officer (the “Laskey Severance Agreement”) and a Severance Compensation Agreement with John A. Mongelluzzo, the Company’s Senior Vice President, Business Administration, General Counsel and Corporate Secretary (the “Mongelluzzo Severance Agreement”).  The Laskey Severance Agreement replaces and supersedes the Severance Compensation Agreement between the Company and Mr. Laskey dated October 26, 2004 and the Mongelluzzo Severance Agreement replaces and supersedes the Severance Compensation Agreement between the Company and Mr. Mongelluzzo dated March 17, 2005.  Copies of the Laskey Severance Agreement and the Mongelluzzo Severance Agreement are included in this Form 8-K as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference in this Item 1.01.

The Laskey Severance Agreement and the Mongelluzzo Severance Agreement contain the same substantive terms (each, a “Severance Agreement”).  Each Severance Agreement provides, among other things, that if the executive’s employment is terminated (as described below) within two years after a Change in Control of the Company (as defined below), the executive is entitled to receive (i) his full base salary through the date of termination plus credit for any unused vacation; (ii) his pro rata share of his annual bonus award for the year of termination; (iii) 2.5 times the sum of the executive’s annualized base salary plus annual bonus; and (iv) a “gross-up payment” for any excise tax imposed by Section 4999 of the Internal Revenue Code and any taxes on such gross-up amount.  In addition, all stock options held by the executive will immediately vest and become exercisable and the Company will continue the executive’s medical and dental benefits until the earlier of 2-1/2 years after the date of termination and commencement of full-time employment by the executive.

Under each Severance Agreement, the executive has agreed, during his employment and for a period of 2-1/2 years following termination of his employment for any reason, not to engage in the management or control of, or serve as an employee, consultant, agent, proprietor, principal, partner, major shareholder, corporate officer or director of, any person, firm, corporation or business that directly and substantially competes with the products and services of the Company.

Under the Severance Agreements, a Change in Control of the Company shall be deemed to have occurred if:

(i)            there shall be consummated any consolidation or merger of the Company and, as a result of such consolidation or merger (x) less than 50% of the outstanding common shares and 50% of the voting shares of the surviving or resulting corporation are owned, immediately after such consolidation or merger, by the owners of the Company’s common shares immediately prior to such consolidation or merger, or (y) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall become the beneficial owner (within the meaning of Rule 13d-3 under the

Exchange Act) of 20% or more of the surviving or resulting corporation’s outstanding common shares; or

(ii)           any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company shall be consummated; or

(iii)          the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company; or

(iv)          any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the Company’s outstanding common shares; or

(v)           during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election or the nomination for election by the Company’s shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

The provisions of the Severance Agreements shall apply to any termination of the executive’s employment by the Company or the executive unless the termination is a result of (i) the executive’s death, Disability (as defined) or Retirement (as defined), (ii) Cause (as defined) or (iii) the executive terminating his employment for other than Good Reason (as defined).

Each Severance Agreement may be terminated on December 31 of any year after 2006 if either party has given at least 60 days advance notice of termination and each Severance Agreement will terminate two years after a Change in Control of the Company if the executive has not terminated his employment for Good Reason.

Item 1.02                                             Termination of a Material Definitive Agreement.

On July 6, 2005, the Company and John J. Laskey terminated the Severance Compensation Agreement, dated October 26, 2004, between the parties in connection with the execution and delivery of the Laskey Severance Agreement described above.  On July 6, 2005, the Company and John A. Mongelluzzo terminated the Severance Compensation Agreement, dated March 17, 2005, between the parties in connection with the execution and delivery of the Mongelluzzo Severance Agreement described above.

Item 9.01                                             Financial Statements and Exhibits

(c)                                  Exhibits

Item Number	Description

10.1	Severance Compensation Agreement, effective July 6, 2005, between the Company and John J. Laskey

10.2	Severance Compensation Agreement, effective July 6, 2005, between the Company and John A. Mongelluzzo

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MSC.SOFTWARE CORPORATION
(Registrant)

		By:	/s/ JOHN J. LASKEY
Date:	July 11, 2005		John J. Laskey
Senior Vice President and Chief Financial Officer